Exhibit 5.1

Writer’s Direct Dial: (516) 663-6600

Writer’s Direct Fax: (516) 663-6601

January 4, 2018

Bionik Laboratories Corp.

483 Bay Street, N105

Toronto, ON M5G 2C9

Re:	Registration Statement on Form S-1

Registration No.: 333-222236

Ladies and Gentlemen:

We have acted as counsel for Bionik Laboratories Corp. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, Registration No.: 333-222236 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the registration of the resale of an aggregate of 37,694,897 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which represents (i) 15,211,606 shares of Common Stock, (ii) 1,424,957 shares of Common Stock issuable upon the exercise of outstanding warrants held by certain stockholders (the “Warrants”), which Warrants are referenced in the Registration Statement, (iii) 19,076,606 shares of Common Stock issuable upon the exchange, on a one-for-one basis, of exchangeable shares of the registrant’s indirect subsidiary Bionik Laboratories, Inc. (the “Exchangeable Shares”), and (iv) 1,981,728 shares of Common Stock issuable upon the exercise of options to acquire Exchangeable Shares and the subsequent conversion of such Exchangeable Shares (the “Exchangeable Share Options”).

The Shares are being registered on behalf of certain persons or entities identified in the Registration Statement. The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Shares and the Certificate of Incorporation and Bylaws of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

January 4, 2018

Based on and subject to the foregoing, we are of the opinion that

1.	the Shares (other than those Shares underlying the Warrants, the Exchangeable Shares, and the Exchangeable Share Options) are duly and validly authorized, validly issued, fully paid and non-assessable;
2.	the Shares underlying the Warrants, when issued upon the due exercise of the Warrants in accordance with their terms, will be duly and validly authorized, validly issued, fully paid and non-assessable;
3.	the Shares underlying the Exchangeable Share Options, when issued upon the due exercise of the Exchangeable Share Options in accordance with their terms and subsequent conversion of such Exchangeable Shares, will be duly and validly authorized, validly issued, fully paid and non-assessable; and
4.	the Shares underlying the Exchangeable Shares, when issued upon conversion of the Exchangeable Shares, will be duly and validly authorized, validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States and (iii) the Delaware General Corporation Law. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Ruskin Moscou Faltischek, P.C.

RUSKIN MOSCOU FALTISCHEK, P.C.